Exhibit 99.1
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605
May 9, 2007
Mr. Richard T. Niner
Wind River Partners, LLC
1110 Maple Way, Suite G
P.O. Box 6754
Jackson, WY 83002
Dear Mr. Niner:
The Board has received your letter dated May 4, 2007, and accepts your resignation.
As should now be clear to you, this Board will pursue a course that it believes is in the best interest of the majority of the Company’s shareholders, although we understand that some options the Company might pursue might not be aligned with what you consider the interests of the McNeil Trust (the “Trust”), of which you are one of two trustees. We believe the majority of shareholders, when they have the opportunity to consider a full range of options, will support our actions, and to the extent your interests are aligned with the majority of shareholders, we look forward to your support as well.
We understand your concern that, as a trustee of the Trust, the Trust and your close friend Mr. McNeil, who is 91, may have significant tax liabilities upon a sale of the Company. We agree that delaying a sale could provide the Trust a solution to that problem. However, while your refusal to consider any strategic alternatives at this time may be in the best interests of the Trust, not considering all alternatives is not in the best interests of the other shareholders.
For the past five years, the Board of Directors has worked with you to seek the best results for the Company. When you recommended your associate, Carl Anderson, to the Company as a Board member and then suggested he replace Marlin Miller, who was retiring as CEO, we supported your recommendation. When the Board later began to question the Company’s performance, marked by missed earnings again and again, you did not appear to be concerned.
In 2005, you suggested the removal of the Company’s classified board. You said this was “good governance” even though it increased a risk that a third party could acquire the company without the Board’s consent or a premium to the shareholders. We supported this proposal, unaware that the McNeil Trust would later attempt to expand its influence with the Company by proposing an alternative slate of directors.
After the board was de-classified, you sought to install the Trust’s other Trustee, Robert Cruickshank, on the Board. When the Board refused, you proposed a by-law amendment to remove any directors over the age of 72, again citing “good governance.” Conveniently, the first directors this would remove are founders of the Company who have questioned management’s performance, thereby replacing directors who have decades of experience in health care and the medical device industry with directors who appear to be close allies of the Trust and have no obvious experience in these areas.
Concerned about your intentions, the Board voted to oppose this proposal. Two days following notice of this opposition, the Trust informed Arrow that it intended to present its own slate of directors at the annual meeting, including your colleague Mr. Cruickshank. These steps raised questions with several Board members as to whether your true intent was gaining control of the Company without paying any control premium to the shareholders or acquiring any additional shares.
Your actions left the other Board members with a choice: sit back and let your attempts proceed, or act and seek advice on what other options existed. As we disclosed in a press release today, we chose to act. We asked Lazard Frères & Co LLC to conduct a check of the market to see if there was interest in the market for a possible transaction with the Company.
Your response to this action was disappointing. Rather than agree to listen to what Lazard had to say, you repeatedly took actions that had the effect of potentially stalling or derailing the process. You stated to the Board that none of the Trust’s, Mr. McNeil’s or your shares were for sale and that you and the Trust would oppose any sale of the Company, presumably regardless of whether a sale was in the best interest of the Company’s shareholders.
When that did not stop the Board’s action, Mr. Anderson stated that you told him to notify the Board that the Trust was considering making a proposal to acquire the Company. When the Board formed a special committee in response, you contended that you should be included. Having you on the Special Committee could prejudice other parties interested in pursuing a transaction or scare them off. This could prevent the Company from maximizing shareholder value.
We believe that Arrow is a terrific company with great potential. Arrow has excellent products and employees. We are committed to doing everything we can in the best interests of the Company’s shareholders and believe that the review of all alternatives is appropriate. We regret that the apparent pursuit of the Trust’s interests at the expense of the other shareholders has caused you to resign from the Board, but we are proud of the Company and the successful investment it has been for you and Mr. McNeil.
Sincerely,
/s/ R. James Macaleer
R. James Macaleer
Lead Director